Exhibit 23.6

William E. Threlkeld

March 27, 2014

TO:  Seabridge Gold Inc.

Ladies and Gentlemen:

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Seabridge Gold Inc. (the “Company”), to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended, and the Annual Information Form (the “AIF”) of the Company for the year ended December 31, 2013, which is being filed as an exhibit to and incorporated by reference in the 40-F.

I, William E. Threlkeld, on behalf of myself, hereby consent to the references to my name and the descriptions of the Exploration activities at Courageous Lake in the AIF and the 40-F which I supervised.

Yours truly,

/s/ William E. Threlkeld
William E. Threlkeld